UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 2, 2005 (August 29, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2005, Axesstel Korea, Inc., a Korean company (“Subsidiary”) and a wholly-owned subsidiary of Axesstel, Inc. (the “Company”), entered into a lease agreement (the “Lease”) with the Seongnam Industry Promotion Foundation for the lease of office facilities located in the Gyeonggi Province of South Korea. Under the provisions of the Lease, the Company’s Subsidiary will lease premises consisting of approximately 5,600 square meters (approximately 18,400 feet) for a term of ten years. The Lease calls for annual lease payments to be made in advance in December of each year in an amount per square meter equal to two percent of the “Building Value” as defined in the Lease. For the years 2005 and 2006, annual rent is approximately 224,000,000 Korean Won (including value added tax) or US$224,000. The Building Value and resulting rent per square meter is subject to adjustment after 2006 based on market conditions. In addition to the annual rent, the Lease requires that the Company’s Subsidiary reimburse the landlord for water, power, cleaning and other maintenance fees. The monthly fees are estimated to be approximately 25,000,000 Korean Won or US$25,000 per month. The Lease may be renewed upon request of the Subsidiary.

The Subsidiary’s lease for its prior research and development facilities in Seoul, South Korea terminated on August 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Vice President and Controller

Date: September 2, 2005